Exhibit 99

ARCH CHEMICALS, INC.

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com
Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FIRST QUARTER 2003 RESULTS

Highlights:

•	First quarter sales increased 10 percent over prior year due to strong sales volume growth of five percent and favorable effect of foreign exchange of five percent.
•	Earnings before restructuring improved $0.06 per share over prior year.
•	Segment operating income increased 61 percent from the prior year.

NORWALK, Conn., May 2, 2003 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced for the first quarter 2003, sales were $232.5 million compared to $211.1 million in 2002. Earnings per share from continuing operations before the cumulative effect of an accounting change were $0.13 for the first quarter 2003 on $2.9 million of income, compared to $0.16 loss per share on a loss of $3.6 million a year ago.

Excluding restructuring, earnings from continuing operations before cumulative effect of accounting change were $0.11 per share for 2003 on $2.4 million of income, compared to $0.05 per share on income of $1.1 million in 2002. Operating income was $8.7 million in 2003 compared to an operating loss of $2.7 million in 2002. Excluding restructuring, segment operating income was $7.9 million compared to $4.9 million in 2002.

Commenting on Arch’s first-quarter performance, Chairman, President and Chief Executive Officer, Michael E. Campbell said, “Strong sales of advanced new products drove growth in Arch’s sales and earnings during the quarter. We continue to successfully seize upon significant growth opportunities in our Treatment Products and Microelectronic Materials segments where we are well positioned to capitalize on growth in global economies and key end-use markets. For example, we doubled sales of our environmentally preferable biocides for marine antifouling paints.”

The following compares segment sales and operating income for the first quarters of 2003 and 2002 (including equity in earnings of affiliated companies and excluding restructuring and certain unallocated expenses of the corporate headquarters):

Microelectronic Materials

Microelectronic Materials reported sales of $34.9 million and an operating loss of $0.5 million for 2003 compared to sales of $32.2 million and an operating loss of $4.3 million in 2002. Sales were approximately eight percent higher than 2002, as the segment continues to benefit from the sales growth of new products and a modest recovery in the semiconductor industry over the prior period. Sales increased due to higher polyimides, ancillaries, and thin film volumes, partially offset by pricing pressure in ancillary products. Operating results improved significantly due to the higher sales, lower manufacturing costs and improved operating results of the Company’s FUJIFILM Arch and Planar Solutions joint ventures.

Treatment Products

Treatment Products reported sales of $150.8 million and an operating income of $13.4 million compared with sales and an operating income of $130.6 million and $13.3 million, respectively, in 2002.

HTH Water Products

HTH water products reported sales of $52.6 million and operating income of $3.4 million for 2003 compared to sales and operating income of $48.5 million and $4.7 million, respectively, in 2002. Sales increased eight percent due to favorable foreign currency rates, stronger international volumes and higher non-branded calcium hypochlorite volumes. The lower operating results were due to unfavorable product mix, the unfavorable impact of lower production compared to the prior year and higher selling and administration costs to support our consumer brand initiatives.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $38.3 million and operating income of $7.8 million compared to sales and operating income of $29.4 million and $6.3 million, respectively, in 2002.

Sales were approximately 30 percent higher than 2002 due to continued strong demand for biocides used in marine antifouling paint, sales of which more than doubled, and higher antidandruff and personal care volumes. Operating income increased 24 percent compared to last year due to the higher sales, partially offset by higher legal expenses in the personal care product line relating to litigation where the Company is asserting claims against a former owner and several former employees of an acquired business.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $59.9 million and operating income of $2.2 million compared to sales and operating income of $52.7 million and $2.3 million, respectively, in 2002.

Sales increased approximately 14 percent over the prior year principally due to favorable foreign currency rates. Excluding the favorable impact of foreign currency, sales and operating income were comparable as higher volumes of Wolman® E and Tanalith® E (CCA-alternative products) and higher industrial coatings volumes were offset by lower volumes of traditional CCA products. Higher on-going legal defense expenses associated with CCA product related lawsuits were partially offset by the benefit of a favorable CCA liability settlement.

Performance Products

Performance Products reported sales of $30.2 million and an operating loss of $2.4 million compared with sales and an operating loss of $31.5 million and $1.6 million, respectively, in 2002. Sales were lower than prior year principally due to reduced Latin American sales, a result of poor economic conditions and continued political instability in Venezuela, partially offset by higher polyol volumes. Operating results decreased due to the lower sales and higher raw material and energy costs, partially offset by lower selling and administration expenses due to cost-saving initiatives implemented in 2002.

Other Specialty Products

Other Specialty Products reported sales of $16.6 million and operating income of $0.6 million compared with sales and operating income of $16.8 million and $1.4 million, respectively, in 2002.

Hydrazine sales decreased approximately six percent due to lower hydrate volumes, partly offset by higher hydrate pricing and higher propellant volumes. Operating income was lower than prior year primarily due to lower sales volumes and higher manufacturing costs.

Sulfuric acid sales increased approximately four percent as a result of higher volumes, partly offset by lower pricing. Operating income was higher than last year due to higher sales and lower operating costs, including the benefit of a sales tax refund.

Interest Expense

Interest expense, net was higher than prior year as higher effective interest rates were partially offset by lower debt. The higher interest rates were principally due to fixed rates on the Company’s senior notes, which were issued in March of 2002, being outstanding for a full quarter in 2003. The costs of the accounts receivable securitization program included in selling and administration costs were approximately $0.2 million and $0.6 million for 2003 and 2002, respectively.

Restructuring

Included in first quarter 2003 results was restructuring income of $0.8 million. This reflects severance costs of $1.1 million for additional headcount reductions associated with a revision to the 2002 organizational restructuring program, offset by a reduction in the prior years’ restructuring reserves of $1.9 million.

Discontinued Operations

Discontinued operations in 2003 reflect the results of operations of the Hickson organics Castleford business and interest allocated to this business. First quarter 2002 also included the operating results of the DanChem business, which was sold in the first quarter of 2002, a $0.6 million restructuring charge and a $1.4 million charge in 2002 for estimated losses for the Castleford business (Hickson & Welch) to be incurred through the sale date.

Adoption of New Accounting Standards

During the first quarter of 2003 the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. The impact from adopting SFAS 143 was a cumulative effect loss, net of tax, of $0.4 million or a loss of $0.02 per share.

2003 Outlook

The Company anticipates earnings from continuing operations in the second quarter 2003 to be in the $0.65 to $0.70 per share range, compared to $0.59 in the prior-year quarter. Consistent with earlier guidance, for the full-year 2003, earnings from continuing operations are expected to range from $0.65 to $0.90 per share. Depreciation and amortization is estimated to be approximately $58 million. Capital spending is anticipated to be in the $35 to $40 million range.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, CT, Arch Chemicals, Inc. is a global specialty chemicals company with approximately $1 billion in annual sales. Together with its subsidiaries, Arch has 3,000 employees and manufacturing facilities in North America, South America, Europe, Asia and Africa. Arch and its subsidiaries have leadership positions in four key segments — Microelectronic Materials, Treatment Products, Performance Products and Other Specialty Products — where they serve world leaders with forward-looking solutions to meet their chemical needs. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ first quarter 2003 earnings conference call on Friday, May 2, 2003 at 9:30 a.m. (ET) at http://www.archchemicals.com.

•	If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 915-4836 in the United States or (973) 317-5319 outside the United States.

•	A telephone replay will be available from 11:30 a.m. on Friday, May 2, 2003 until 6:00 p.m. (ET) on Friday, May 9, 2003. The replay number is (800) 428-6051, passcode 290680; from outside the United States, please call (973) 709-2089, passcode 290680.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, estimates and projections about the markets and economy in which Arch and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of economic recovery in 2003 in the U.S.; lack of moderate growth or recession in European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; strengthening of the U.S. dollar against the euro; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; increased foreign competition in the calcium hypochlorite markets; lack of continued recovery in the semiconductor industry; unfavorable court, arbitration or jury decisions; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; unsuccessful entry into new markets for electronic chemicals; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; gains or losses on derivative instruments; and the inability of the Company to sell the Hickson organics Castleford, England operation or to sell it at its desired price.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Sales	$232.5	$211.1
Cost of Goods Sold	167.5	152.9
Selling and Administration	52.7	47.1
Amortization of Intangibles	0.6	1.0
Research and Development	5.7	5.8
Equity In (Earnings) of Affiliated Companies	(1.9)	(0.6)
Restructuring (b)	(0.8)	7.6

Income (Loss) from Continuing Operations Before Interest, Taxes and Cumulative Effect of Accounting Change	8.7	(2.7)
Interest Expense, net	4.1	3.2

Income (Loss) from Continuing Operations Before Taxes and Cumulative Effect of Accounting Change	4.6	(5.9)
Income Tax Provision	1.7	(2.3)

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	2.9	(3.6)
Loss from Discontinued Operations, net of tax (c)	(1.1)	(2.3)
Loss on Sale of DanChem, net of tax (d)	—	(1.5)
Cumulative Effect of Accounting Change, net of tax (e)	(0.4)	—

Net Income (Loss)	$1.4	$(7.4)

Basic and Diluted Income (Loss) Per Share:
Continuing Operations Before Cumulative Effect of Accounting Change	$0.13	$(0.16)
Discontinued Operations (c)	(0.05)	(0.10)
Sale of DanChem (d)	—	(0.07)
Cumulative Effect of Accounting Change (e)	(0.02)	—

Basic and Diluted Income (Loss) Per Share	$0.06	$(0.33)

Weighted Average Common Stock Outstanding—Basic and Diluted	22.5	22.4

Adjusted EBITDA (f)	$19.9	$18.4

(a)	Unaudited.

(b)	Restructuring for 2003 includes severance costs of $1.1 million for additional headcount reductions associated with a revision to the 2002 organizational restructuring program, offset by a reduction of the prior years’ restructuring reserves of $1.9 million. Restructuring for 2002 includes employee-related costs for headcount reductions in the microelectronic materials, treatment products and performance products segments and expenses related to the consolidation of several treatment products operations.

(c)	Represents the results of operations, net of tax, including allocated interest expense, of the Hickson Organics division.

(d)	In March 2002, the Company sold the organics operation located in Danville, Virginia for approximately $25 million.

(e)	Reflects the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

(f)	Represents earnings before interest, taxes, depreciation and amortization, excludes restructuring, cumulative effect of accounting change and unremitted earnings of 50% or less owned affiliates and includes the operating results of the Hickson organics division. A table reconciling Adjusted EBITDA to the GAAP measure that the Company believes to be most directly comparable, income (loss) from continuing operations before cumulative effect of accounting change, is included in an accompanying schedule to this press release.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	March 31, 2003 (a)	December 31, 2002
Assets:
Cash & Cash Equivalents	$9.7	$12.2
Accounts Receivable, Net (b)	118.5	95.5
Short-Term Investment (b)	25.3	17.9
Inventories, Net	156.7	145.6
Other Current Assets	35.4	33.2
Assets Held For Sale	33.3	35.6

Total Current Assets	378.9	340.0
Investments and Advances—Affiliated Companies at Equity	29.9	28.5
Property, Plant and Equipment, Net	312.1	319.9
Goodwill	136.1	135.9
Other Intangibles	63.1	63.7
Other Assets	51.5	51.1

Total Assets	$971.6	$939.1

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$44.9	$2.4
Accounts Payable	137.6	134.1
Accrued Liabilities	74.6	88.7
Liabilities Associated with Assets Held For Sale	10.4	12.9

Total Current Liabilities	267.5	238.1
Long-Term Debt	219.7	220.8
Other Liabilities	154.3	150.2

Total Liabilities	641.5	609.1
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
22.4 Shares Issued and Outstanding	22.4	22.4
Additional Paid-in Capital	406.2	410.2
Accumulated Deficit	(8.1)	(9.5)
Accumulated Other Comprehensive Loss (c)	(90.4)	(93.1)

Total Shareholders’ Equity	330.1	330.0

Total Liabilities and Shareholders’ Equity	$971.6	$939.1

(a)	Unaudited.

(b)	The Company sells certain accounts receivable through an accounts receivable securitization program entered into in March 2002. See Form 10-K for additional information. As a result, accounts receivable have been reduced, the Company’s undivided interest in such receivables has been reflected as a short-term investment and proceeds from the sales were used to pay down debt.

(c)	Includes a cumulative pension minimum liability adjustment of $61.3.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

	Three Months Ended March 31,
	2003	2002
Operating Activities:
Net Income (Loss)	$1.4	$(7.4)
Adjustments to Reconcile Net Income (Loss) to Net Cash and Cash Equivalents Provided by Operating Activities:
Loss from Discontinued Operations	1.1	2.3
Loss on Sale of DanChem	—	1.5
Cumulative Effect of Accounting Change	0.4	—
Equity in Earnings of Affiliates	(1.9)	(0.6)
Depreciation	13.0	12.5
Amortization of Intangibles	0.6	1.0
Deferred Taxes	(0.1)	(0.3)
Restructuring	(0.8)	7.6
Restructuring Payments	(1.7)	(1.8)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Sale of Accounts Receivable	12.7	43.3
Receivables	(42.0)	(29.6)
Inventories	(9.9)	(10.7)
Other Current Assets	(2.1)	(1.2)
Accounts Payable and Accrued Liabilities	(8.3)	7.0
Noncurrent Liabilities	3.0	2.6
Other Operating Activities	0.2	(0.1)

Net Operating Activities from Continuing Operations	(34.4)	26.1
Change in Net Assets Held for Sale	(2.1)	(4.0)

Net Operating Activities	(36.5)	22.1

Investing Activities:
Capital Expenditures	(3.9)	(8.9)
Proceeds From Sale of Business	—	25.0
Other Investing Activities	(0.3)	—

Net Investing Activities	(4.2)	16.1

Financing Activities:
Long-Term Debt Borrowings (Repayments), net	(0.7)	(14.4)
Short-Term Borrowings (Repayments), net	42.5	(225.0)
Issuance of Unsecured Senior Notes	—	211.0
Dividends Paid	(4.5)	(4.4)
Other Financing Activities	0.4	1.7

Net Financing Activities	37.7	(31.1)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.5	(0.3)

Net Increase (Decrease) in Cash and Cash Equivalents	(2.5)	6.8
Cash and Cash Equivalents, Beginning of Year	12.2	4.0

Cash and Cash Equivalents, End of Period	$9.7	$10.8

(a)	Unaudited.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended March 31,
	2003	2002
Sales:
Microelectronic Materials	$34.9	$32.2
Treatment Products:
— HTH Water Products	52.6	48.5
— Personal Care and Industrial Biocides	38.3	29.4
— Wood Protection and Industrial Coatings	59.9	52.7

Total Treatment Products	150.8	130.6
Performance Products	30.2	31.5
Other Specialty Products	16.6	16.8

Total Sales	$232.5	$211.1

Operating Income (Loss) (c):
Microelectronic Materials	$(0.5)	$(4.3)
Treatment Products:
— HTH Water Products	3.4	4.7
— Personal Care and Industrial Biocides	7.8	6.3
— Wood Protection and Industrial Coatings	2.2	2.3

Total Treatment Products	13.4	13.3
Performance Products	(2.4)	(1.6)
Other Specialty Products	0.6	1.4

	11.1	8.8
General Corporate Expenses (b)	(3.2)	(3.9)

Total Segment Operating Income before Restructuring	7.9	4.9
Restructuring	0.8	(7.6)

Total Operating Income (Loss)	$8.7	$(2.7)

(a)	Unaudited.

(b)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program.

(c)	Includes equity in earnings (losses) of affiliated companies.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information (Unaudited):

(In millions, except per share amounts)

	Three Months Ended March 31,
	2003	2002

The following table reconciles income (loss) and basic and diluted income (loss) per share from continuing operations before cumulative effect of accounting change to income and basic and diluted income per share from continuing operations before cumulative effect of accounting change and restructuring:

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	$2.9	$(3.6)
Add (deduct): Restructuring, net of tax	(0.5)	4.7

Income from Continuing Operations Before Cumulative Effect of Accounting Change and Restructuring	$2.4	$1.1

Basic and Diluted Income (Loss) Per Share:
Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	$0.13	$(0.16)
Add (deduct): Restructuring, net of tax	(0.02)	0.21

Basic and Diluted Income Per Share from Continuing Operations Before Cumulative Effect of Accounting Change and Restructuring	$0.11	$0.05

Weighted Average Common Stock Outstanding—Basic and Diluted	22.5	22.4

	Three Months Ended March 31,
	2003	2002
Adjusted EBITDA:
Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	$2.9	$(3.6)
Add (deduct):
Interest Expense, net	4.1	3.2
Income Tax Provision	1.7	(2.3)
Depreciation and Amortization	13.6	13.5
Dividends from Affiliated Companies	1.2	0.2
Equity In (Earnings) of Affiliated Companies	(1.9)	(0.6)
Restructuring	(0.8)	7.6
Organics Adjusted EBITDA (a)	(0.9)	0.4

Adjusted EBITDA	$19.9	$18.4

(a) Organics Adjusted EBITDA is calculated as follows:

Loss from Discontinued Operations, net of tax	$(1.1)	$(2.3)
Add (deduct):
Restructuring	—	0.6
Reserve for Hickson & Welch estimated losses (b)	—	1.4
Interest Expense, net	0.3	0.5
Income Tax Provision	(0.1)	0.2

Organics Adjusted EBITDA	$(0.9)	$0.4

(b)	In accordance with APB No. 16, the Company estimated the net future results of operations through the third quarter 2002.